Exhibit 99.1
RCN Reports Second Quarter 2008 Results
Revenue +16% Y-o-Y to $184 Million; EBITDA +13% Y-o-Y to $47 Million
Resi/Small Business Segment Contributes $142 Million Revenue; $35 Million EBITDA
RCN Metro Segment Contributes $42 Million Revenue; $12 Million EBITDA
Residential/SMB Customers Up 15,000 Y-o-Y
Herndon, VA, August 7, 2008 - RCN Corporation (NASDAQ: RCNI), a leading provider of video, data, and voice services to residential, small-medium business and enterprise/carrier customers, today announced its results for the second quarter 2008.
Peter D. Aquino, President and Chief Executive Officer stated, “RCN’s second quarter results demonstrate continued momentum, with solid gains in revenue and EBITDA, and consolidated EBITDA margins now reaching 26%. Our growth strategy of winning customers from both cable and telecom incumbents across multiple products and customer segments is paying off, as we continue to leverage our unique metro and regional fiber platform. In addition, we were quite pleased to secure an extension of our set-top box waiver from the FCC through January 31, 2009, which will allow us to accelerate our Analog Crush project, reclaiming spectrum to deliver 100+ HD channels and support continued growth in broadband services. During the second half of the year, we will remain focused on delivering the key revenue and cost initiatives needed to achieve our goal of 30% EBITDA margins, and based on our strong performance this quarter, we are confident that we are on track.”
Second Quarter Review
Following are highlights of second quarter 2008 results for consolidated RCN and for the company’s two reporting segments: Residential/Small Business, comprised of the RCN and RCN Business Services business units; and RCN Metro Optical Networks. For ease of comparison, RCN is presenting results on both a reported basis and on a pro forma basis as if the NEON Communications acquisition, completed November 13, 2007, had been completed on January 1, 2007:
Consolidated Results
•
Revenue. Total revenue of $184 million increased 16% as reported from $159 million in the second quarter of 2007 and 3% from $180 million in the first quarter of 2008. Second quarter 2007 results included a $4.4 million benefit related to a reciprocal compensation agreement; excluding this benefit, second quarter 2008 revenue increased 19% from last year. Pro forma for the NEON acquisition and excluding the reciprocal compensation benefit noted above, second quarter 2008 revenue increased 7% from last year.

•
EBITDA. EBITDA of $47 million increased 13% as reported from $42 million in the second quarter of 2007 and 8% from $44 million in the first quarter of 2008. Second quarter 2007 results include net benefits of $5.1 million, including the $4.4 million revenue benefit described above and $0.7 million of direct cost benefits related to the settlement of disputed network charges, net of costs related to a franchise audit; excluding these benefits, second quarter 2008 EBITDA increased 29% from last year. Pro forma for the NEON acquisition and excluding the $5.1 million in net benefits noted above, second quarter 2008 EBITDA increased 16% from last year, and EBITDA margin of 26% increased approximately 200 basis points from last year. Sequentially, EBITDA margin increased over 100 basis points. EBITDA is a non-GAAP financial measure — see “Non-GAAP Measures” below.

•
Capital Expenditures. Capital expenditures, as reported, were $32 million compared to $33 million in the second quarter of 2007, and $27 million in the first quarter of 2008. Pro forma for the NEON acquisition, capital expenditures were $37 million in the second quarter 2007.

Residential/Small Business Segment
•
Revenue. Residential/Small Business revenue of $142 million increased 2% from $139 million in both the second quarter of 2007 and first quarter of 2008. Excluding the $4.4 million reciprocal compensation benefit noted above, second quarter 2008 Residential/SMB revenue increased 5% from last year. Year-over-year revenue growth was driven by the addition of approximately 15,000 new customers and 36,000 revenue generating units (“RGUs”); average revenue per customer (“ARPC”) increased to $110 from $109 last year and last quarter.

•
EBITDA. Residential/Small Business EBITDA of $35 million decreased 3% as reported from $36 million in the second quarter of 2007, and increased 5% from the first quarter of 2008. Excluding the $5.1 million in net benefits noted above, second quarter 2008 EBITDA increased 13% from last year, and EBITDA margin of 25% increased nearly 200 basis points from last year and nearly 100 basis points from last quarter, driven by reductions in Selling, General & Administrative costs as a percent of revenue.

•	Capital Expenditures. Residential/Small Business capital expenditures were $25 million compared to $28 million in the second quarter of 2007 and $21 million in the first quarter of 2008.
•
Customers, RGUs and Digital Penetration. RCN had approximately 424,000 residential/small-medium business customers as of June 30, 2008 versus 421,000 as of March 31, 2008, and 409,000 customers as of June 30, 2007. The percentage of customers taking RCN’s triple play remains steady at 38%. Total revenue generating units increased 4% from last year to approximately 909,000, with video, voice and data RGUs all increasing. At quarter-end, RCN’s digital video penetration rate rose to 75% of video customers from 63% in the second quarter of 2007 and 72% in the first quarter of 2008, primarily resulting from continued investments in Project Analog Crush.

RCN Metro Optical Networks Segment
•
Revenue. RCN Metro revenue of $42 million increased 113% as reported from $20 million in the second quarter of 2007, and 5% from $41 million in the first quarter of 2008. Pro forma for the NEON acquisition, second quarter 2008 RCN Metro revenue increased 13% from last year and 5% from last quarter. Revenue growth was driven primarily by continued strength in transport services.

•
EBITDA. RCN Metro EBITDA of $12 million increased 125% as reported from $5 million in the second quarter of 2007, and increased 16% from $10 million in the first quarter of 2008. Pro forma for the NEON acquisition, second quarter 2008 EBITDA increased 26% from last year. EBITDA margin of 28% grew by over 100 basis points from the second quarter of 2007, as reported, and by over 200 basis points from the first quarter of 2008. Pro forma for the NEON acquisition, EBITDA margin grew by approximately 300 basis points from last year, primarily as a result of revenue growth and realization of synergies.

•
Capital Expenditures. RCN Metro capital expenditures, as reported, were $7 million compared to $5 million in the second quarter of 2007 and $6 million in the first quarter of 2008. Pro forma for the NEON acquisition, capital expenditures were $9 million in the second quarter of 2007.

•
Customers. RCN Metro ended the quarter with approximately 800 customers, similar to last quarter. The top 20% of these customers have monthly revenue in excess of $10,000, generating approximately 90% of RCN Metro’s total revenue, and the top 3% of these customers have monthly revenue in excess of $100,000, representing multiple locations and services purchased per customer, and generating approximately 60% of RCN Metro’s total revenue. From a customer segment perspective, RCN Metro generates approximately one third of its revenue from telecommunications carriers, one quarter each from national wireless providers and financial services enterprise customers, and the remainder from other enterprise customers.

Reported Results
Revenue increased to $184 million in the second quarter of 2008, compared to $159 million in the second quarter of 2007 and $180 million in the first quarter of 2008. Net loss from continuing operations was $17 million in the second quarter of 2008, compared to $80 million in the second quarter of 2007 and $26 million in the first quarter of 2008.
2008 Financial Outlook
RCN’s full-year 2008 Outlook remains unchanged for revenue and EBITDA, and has increased slightly for capital expenditures, reflecting increased 2008 spending to capture the significant savings opportunity resulting from the FCC’s extension of RCN’s set top box waiver, which enables RCN to continue using lower cost digital set top boxes until January 31, 2009:
•	Revenue of approximately $730-740 million

•	EBITDA of approximately $190-200 million

•	Capital expenditures of approximately $125 million
Michael T. Sicoli, Chief Financial Officer of RCN, stated, “We are pleased to report yet another strong quarter, showing solid organic revenue and EBITDA growth, as well as margin expansion, in each of our reporting segments. In addition, during the quarter we repurchased approximately 230,000 common shares at an average price of under $12 per share, totaling approximately $3 million, which leaves nearly $19 million remaining under our repurchase authorization. Our updated outlook reflects consistent progress toward our 2008 financial objectives while accelerating deployment of our all-digital platform through project Analog Crush. We will continue our balanced approach of working hard to achieve our short-term goals while investing for longer-term growth in each of our business units to capture the significant untapped demand for RCN’s services throughout our footprint.”
Non-GAAP Measures
In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, EBITDA Margin, ARPC, both as reported and on a pro forma basis. RCN believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of RCN’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. A reconciliation to the comparable GAAP measures is available on page 8. RCN’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.
Second Quarter Conference Call
Management will conduct a conference call to discuss second quarter results and its strategic outlook today at 08:30 AM Eastern time. Please be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is 888-529-1782, conference ID: 55024767. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/calendar.cfm. A replay of this conference call will be available from 11:30 AM on August 7 until 11:59 PM Eastern time on August 14. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN’s website.
About RCN Corporation
RCN (www.rcn.com) is a facilities-based, competitive broadband telecommunications services provider, delivering video, high-speed data and voice services to residential and small & medium business customers under the RCN and RCN Business Services brand names, respectively. In addition, through its RCN Metro Optical Networks business unit, RCN delivers fiber-based high-capacity data transport services to large commercial customers, primarily large enterprises and carriers, targeting the metropolitan central business districts in its geographic markets. RCN operates its own networks in the northeast and mid-Atlantic states, as well as the Chicago area. The main metro and suburban areas where it operates include: Washington, D.C., Philadelphia and Lehigh Valley, New York City, Boston, and Chicago. RCNI-Q

RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777
(Tables follow)

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(Unaudited)

	For the three months ended June 30,
	2008	2007
Revenues	$184.4	$159.2
Costs and expenses:
Direct expenses	68.1	55.6
Selling, general and administrative (including stock-based compensation)	73.5	68.4
Exit costs and restructuring charges, net of recoveries	0.8	(2.2)
Depreciation and amortization	47.1	47.5

Operating loss	$(5.1)	$(10.2)

Investment income	1.0	2.8
Interest expense	(12.5)	(6.9)
Loss on early extinguishment of debt	—	(63.9)
Other expense, net	—	(1.3)

Net loss from continuing operations	(16.7)	(79.5)

Loss from discontinued operations, net of tax	—	(0.3)

Net loss	$(16.7)	$(79.8)

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$48.0	$21.8
Short-term investments	13.9	45.9
Accounts receivable, net of allowance for doubtful accounts	66.2	64.7
Prepayments and other current assets	18.4	22.8

Total current assets	146.4	155.2

Property, plant and equipment, net of accumulated depreciation	771.3	793.4
Intangible assets, net of accumulated amortization	99.2	107.5
Long-term restricted investments	15.3	22.8
Deferred charges and other assets	18.0	16.9

Total assets	$1,050.3	$1,095.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses related to trade creditors	$87.0	$79.2
Accrued expenses and other liabilities	75.8	85.1
Current portion of long-term debt and capital lease obligations	7.3	7.3

Total current liabilities	170.1	171.6

Long-term debt and capital lease obligations, net of current maturities	733.9	737.6
Other long-term liabilities	65.3	69.7

Total liabilities	969.3	978.9

Commitments and contingencies

Stockholders’ Equity:
Common stock, par value $0.01 per share	0.4	0.4
Additional paid-in capital	452.6	444.7
Treasury stock	(7.0)	(4.7)
Accumulated deficit	(346.5)	(303.7)
Accumulated other comprehensive loss	(18.5)	(19.8)

Total stockholders’ equity	80.9	116.9

Total liabilities and stockholders’ equity	$1,050.3	$1,095.8

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
(Unaudited)

	For the six months ended
	June 30, 2008	June 30, 2007
Cash flows from operating activities:	$(42.9)	$(101.9)

Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on early extinguishment of debt	—	63.9
Non-cash stock-based compensation	8.9	11.8
Depreciation and amortization	99.1	94.6
Other	(5.5)	(15.0)

Net cash provided by operating activities	59.6	53.4

Cash flows from investing activities:
Additions to property, plant and equipment	(67.0)	(52.6)
Investment in acquisitions and intangibles, net of cash acquired	—	(2.2)
Decrease (increase) in short-term investments	31.9	(31.4)
Proceeds from sale of discontinued operations and other assets	3.0	45.0
Decrease in restricted investments	7.5	1.3
Other	—	(0.2)

Net cash used in investing activities	(24.7)	(40.2)

Cash flows from financing activities:
Payments of long-term debt, including debt premium	(3.6)	(216.3)
Debt proceeds	—	520.0
Dividend payments	(1.4)	(347.1)
Cost of common shares repurchased	(3.6)	(2.6)
Other, net	(0.1)	(0.1)

Net cash used in financing activities	(8.7)	(46.0)

Net increase (decrease) in cash and cash equivalents	26.2	(32.7)
Cash and cash equivalents at beginning of the period	21.8	66.3

Cash and cash equivalents at end of the period	$48.0	$33.6

RESIDENTIAL / SMALL BUSINESS SEGMENT OPERATING RESULTS

(dollars in millions)	June 30, 2008	March 31, 2008	June 30, 2007

Video	$72.5	$71.2	$67.5
Data	35.8	34.8	33.0
Voice	29.0	29.0	29.2
Recip Comp/Other	4.6	4.3	9.4

Total Revenue	141.9	139.2	139.2

Direct expenses	51.5	49.8	48.2
Selling, general and administrative (1)	55.1	55.9	54.6

EBITDA	$35.3	$33.5	$36.4
EBITDA Margin	24.9%	24.1%	26.1%

Capital Expenditures	$25.3	$21.3	$27.9

Key Metrics (customers & RGUs in thousands)

Video RGUs	363	362	355
Data RGUs	295	291	270
Voice RGUs	250	251	248

Total RGUs (Excluding Digital)	909	904	873

Customers	424	421	409
Average Revenue Per Customer (2)	$110	$109	$109
Digital Penetration	75%	72%	63%
RCN METRO OPTICAL NETWORKS SEGMENT OPERATING RESULTS

(dollars in millions)	June 30, 2008	March 31, 2008	June 30, 2007

Transport Services	$26.6	$25.1	$8.6
Data and Internet Services	6.7	6.3	5.2
Leased Services	7.8	8.0	5.3
Other	1.3	1.2	0.8

Total Revenue	42.5	40.6	20.0

Direct expenses	16.6	16.1	7.4
Selling, general and administrative (1)	14.2	14.4	7.4

EBITDA	$11.7	$10.1	$5.2
EBITDA Margin	27.6%	25.0%	26.1%

Capital Expenditures	$6.9	$5.9	$5.2

(1)	Excludes stock-based compensation

(2)
In connection with our transition to segment reporting, effective 1/1/08 we have reclassified certain customers, RGUs, and revenue related to our RCN Metro business unit such that they are no longer included in our reported Residential / SMB metrics. The effect on customers and RGUs is de minimis, and the impact of ARPC would be to reduce historical reported amounts by approximately $1. Therefore, this change will only be reflected for periods after 1/1/08 and historical results will remain as previously presented.

RCN Corporation
Non-GAAP Reconciliations
(1) EBITDA
EBITDA is defined as net income (loss) plus income (loss) from discontinued operations net of tax, other (expense) income net, loss on early extinguishment of debt, (loss) gain on sale of assets, interest expense, investment income, depreciation and amortization, non-cash stock-based compensation and other special items including impairments, exit costs and other charges. EBITDA margin represents EBITDA divided by total revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA, as defined above, may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

				Guidance
CONSOLIDATED	For the three months ended			For the year ended
(dollars in millions)	June 30, 2008	March 31, 2008	June 30, 2007	December 31, 2008
Net loss	$(16.7)	$(26.2)	$(79.8)	($82.9 - $72.9)
Loss from discontinued operations, net of tax	—	—	0.3
Loss on early extinguishment of debt	—	—	63.9
Other expense	—	0.1	1.3	0.1
Interest expense	12.5	14.5	6.9	52.0
Investment income	(1.0)	(1.1)	(2.8)	(4.0)
Depreciation and amortization	47.1	52.0	47.5	210.0
Stock-based compensation expense	4.3	4.6	6.5	14.4
Exit costs and restructuring charges	0.8	(0.2)	(2.2)	0.5

EBITDA	$47.0	$43.7	$41.6	$190.0 - $200.0
EBITDA Margin	25.5%	24.3%	26.1%

RESIDENTIAL / SMALL BUSINESS SEGMENT	For the three months ended
(dollars in millions)	June 30, 2008	March 31, 2008	June 30, 2007
Operating loss	$(9.8)	$(11.9)	$(12.8)
Exit costs and restructuring charges	0.6	(0.2)	(2.2)
Depreciation and amortization	41.3	42.0	45.6
Stock-based compensation expense	3.3	3.6	5.7

EBITDA	$35.3	$33.5	$36.4
EBITDA Margin	24.9%	24.1%	26.1%

RCN METRO OPTICAL NETWORKS	For the three months ended
(dollars in millions)	June 30, 2008	March 31, 2008	June 30, 2007
Operating income (loss)	$4.7	$(0.8)	$2.6
Exit costs and restructuring charges	0.2	—	(0.1)
Depreciation and amortization	5.8	10.0	1.9
Stock-based compensation expense	1.0	1.0	0.8

EBITDA	$11.7	$10.1	$5.2
EBITDA Margin	27.6%	25.0%	26.1%

(2) ARPC
Average monthly revenue per customer, or ARPC, is an industry metric that measures revenues, excluding certain commercial and other residential revenue (consisting of dial-up, reciprocal compensation and web hosting revenue) per period divided by the average number of customers during that period. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

	For the three months ended
($ in millions, except ARPC)	June 30, 2008	March 31, 2008	June 30, 2007
Total Revenue	$184.4	$179.8	$159.2
Less: Certain Commercial Revenue	(42.5)	(40.6)	(18.7)
Less: Other Residential Revenue	(2.9)	(2.9)	(7.6)

Customer Revenue	$139.0	$136.4	$132.9
ARPC	$110	$109	$109

(3) Pro Forma Results (Adjusted for 2007 NEON Operations)
Includes pro forma operating results for NEON for periods prior to the closing date of the acquisition (November 13, 2007), to provide a more comparable view of historical performance vs. current reported results.

	For the three months ended		For the six months ended
	June 30, 2007		June 30, 2007
	RCN Consolidated	RCN Metro Optical	RCN Consolidated	RCN Metro Optical
(dollars in millions)	Results	Networks Results	Results	Networks Results
Revenue:
RCN (as reported)	$159.2	$20.0	$312.5	$38.8
NEON Pro Forma (1)	17.7	17.7	35.8	35.8

Pro Forma Revenue	$176.8	$37.6	$348.3	$74.6

Direct Costs:
RCN (as reported)	$55.6	$7.4	$110.0	$15.1
NEON Pro Forma	6.2	6.2	14.0	14.0

Pro Forma Direct Costs	$61.8	$13.6	$124.0	$29.1

Selling, General & Administrative (2):
RCN (as reported)	$61.9	$7.4	$124.8	$15.3
NEON Pro Forma (3)	7.4	7.4	15.0	15.0

Pro Forma SG&A	$69.3	$14.7	$139.6	$30.3

EBITDA(2):
RCN (as reported)	$41.6	$5.2	$77.7	$8.4
NEON Pro Forma (1)(3)	4.1	4.1	6.8	6.8

Pro Forma EBITDA	$45.7	$9.3	$84.5	$15.2

EBITDA Margin(2):
RCN (as reported)	26.1%	26.1%	24.9%	21.6%
NEON Pro Forma (1)(3)	23.3%	23.3%	19.0%	19.0%

Pro Forma EBITDA Margin	25.8%	24.6%	24.3%	20.3%

Capital Expenditures:
RCN (as reported)	$33.2	$5.2	$58.3	$9.1
NEON Pro Forma	3.9	3.9	8.9	8.9

Pro Forma Capex	$37.1	$9.2	$67.1	$18.0

(1)	Includes an estimated reduction in deferred revenue of $0.5 million for the three months ended June 30, 2007 and $1.1 million for the six months ending June 30, 2007.

(2)	Excludes stock-based compensation expense.

(3)	Excludes deal related costs.